Exhibit 4.2
RIGHTS AGENT AGREEMENT
          RIGHTS AGENT AGREEMENT, dated as of July 16, 2009, between Infineon Technologies AG, a public limited company organized under the laws of the Federal Republic of Germany, and its successors (the “Company”), and Deutsche Bank Trust Company Americas (the “Depositary”), a New York banking corporation organized and existing under the laws of the State of New York and an indirect, wholly owned subsidiary of Deutsche Bank AG.
W I T N E S S E T H:
          WHEREAS, the Company is issuing to holders of its ordinary shares transferable Rights to subscribe for new ordinary shares and is extending the Offering to Holders of ADRs by issuing to such Holders nontransferable ADS Rights to subscribe for New ADSs on a corresponding basis; and
          WHEREAS, the Company and the Depositary are parties to the Deposit Agreement which provides in Section 4.4 thereof, inter alia, for the distribution of rights to holders of ADRs at the request of the Company and upon compliance with applicable laws; and
          WHEREAS, the Company has requested that the Depositary make rights available to Holders of ADRs in connection with the Offering and has taken all necessary action to register the offered securities under the Securities Act and to otherwise comply with applicable laws; and
          WHEREAS, the Company has requested that the Depositary act as ADS Rights Agent in connection with the Offering of New ADSs, and the Depositary is willing to accept such appointment, upon the terms and subject to the conditions set forth herein;
          WHEREAS, the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission with respect to New Shares, the Rights and ADS Rights has become effective under the Securities Act of 1933;
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:
          1. Definitions. As used herein, the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:
          ADRs shall mean American Depositary Receipts issued under the Deposit Agreement evidencing the ADSs.

          ADS Record Date shall mean, with respect to ADSs, 5:00 P.M. (New York City time) on July 17, 2009 or such later date as shall be established by agreement between the Company and the Depositary.
          ADS Rights shall have the meaning ascribed thereto in paragraph 2 hereof.
          ADS Rights Agent shall mean the Depositary, as agent of the Company pursuant to paragraph 3 hereof, having its office for the administration of the ADRs at 60 Wall Street, 26th Floor, New York, New York 10005.
          ADS Rights Agent’s Office shall mean the office or agency of the ADS Rights Agent for the receipt of deliveries of securities and instructions from Holders, which shall be c/o American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219 for deliveries by mail or courier, , and c/o American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, 59 Maiden Lane, New York, New York 10038 for hand deliveries.
          ADSs shall mean American Depositary Shares, each representing one Share, evidenced by ADRs.
          ADS Offering shall mean the offer by the Company of the New ADSs to Holders on the ADS Record Date made in the Prospectus.
          ADS Rights Certificate shall mean a nontransferable rights certificate evidencing ADS Rights, substantially in the form annexed hereto as Exhibit A.
          Agreement shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          Commission shall mean the United States Securities and Exchange Commission.
          Company Notice shall mean the notice provided by the Company to be mailed by the ADS Rights Agent on behalf of the Company to the Holders, substantially in the form of Exhibit B annexed hereto.
          Custodian shall mean the Depositary’s appointed custodian Deutsche Bank AG, Frankfurt.
          Deposit Agreement shall mean the Amended and Restated Deposit Agreement dated as of March 31, 2005 among the Company, the Depositary and each Holder and Beneficial Owner (as defined in the Deposit Agreement) from time to time of ADRs issued thereunder.
          Effective Date shall mean the date on which the Registration Statement becomes effective under the Securities Act.

          Eligible Institutions shall have a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Program.
          Expiration Date shall mean 5:00 P.M. (New York City time) on July 29, 2009, or such other date as shall be established by agreement between the Company and the ADS Rights Agent.
          German Subscription Price shall mean the subscription price payable to exercise a Right.
          Holders shall mean registered holders of ADRs as shown on the register maintained by the Depositary or its agent on the ADS Record Date.
          Lost ADS Rights Certificate Form shall have the meaning ascribed thereto in paragraph 6 (e) hereof.
          New ADSs shall mean the ADSs being offered for subscription by the Company pursuant to the ADS Offering.
          New Shares shall mean the Shares being offered for subscription by the Company pursuant to the Offering.
          Offering shall mean the offer by the Company of New Shares by way of Rights to holders of Shares on the share register of the Company.
          Prospectus shall mean the final prospectus included as part of the Registration Statement.
          Registration Statement shall mean the Registration Statement on Form F-3 in respect of the New Shares, the Rights and the ADS Rights, including all exhibits thereto, as amended at the time such Registration Statement becomes effective under the Securities Act of 1933.
          Rights shall mean transferable rights to subscribe for the New Shares, with one Right being issued in respect of each Share held of record, and nine Rights entitling the holder to subscribe for four New Shares, which Rights are being offered pursuant to the Offering.
          Securities Act of 1933 shall mean the United States Securities Act of 1933, as amended.
          Shares shall mean the Company’s ordinary registered shares, notional value €2.00 per share.
          Share Rights Agent shall mean Credit Suisse Securities (Europe) Limited and Deutsche Bank AG, the subscription agents for the Company’s Shares in Germany.

          Subscription Form shall mean the subscription form mailed by the Company to all holders of Shares which will contain instructions for the exercise of Rights.
          Subscription Price shall mean the U.S. dollar price at which Holders may subscribe for New ADSs pursuant to the ADS offering, as specified in the Prospectus.
          2. ADS Offering. The Company proposes to offer to Holders nontransferable rights (the “ADS Rights”) to subscribe for New ADSs at the Subscription Price, on the basis of one ADS Right for each whole ADS held of record on the ADS Record Date, with nine ADS Rights entitling the holder to subscribe for four New ADSs; provided that if the application of the foregoing ratio would result in any Holder receiving an entitlement to fractional ADSs, the number of ADSs issuable to such Holder shall be rounded down to the nearest whole ADS In addition, no ADS rights will be issuable in respect of fractional ADSs. The ADS Offering will be made by means of the Prospectus to be made available to such Holders. The ADS Rights will be evidenced by the ADS Rights Certificates.
          3. Appointment of ADS Rights Agent. The Company hereby appoints the Depositary as ADS Rights Agent to perform the duties specifically undertaken by it to perform pursuant to this Agreement as agent for the Company in connection with the ADS Offering. The Depositary accepts such appointment subject to the terms hereof.
          4. Allocation of ADS Rights; Rights. Each Holder of record on the ADS Record Date will be entitled to one ADS Right for each whole ADS then held. The ADS Rights are to be evidenced by ADS Rights Certificates. Sufficient quantities of the ADS Rights Certificates, Company Notices, forwarding envelopes, and the cover letters and instructions referred to below will be supplied to the ADS Rights Agent by the Company or its financial printer (the “Financial Printer”) on or about July [___], 2009. Prior to the date in which the ADS Rights Agent or Depositary allocates ADS Rights, the Depositary shall have received through the account with its Custodian, such number of Rights that corresponds to the aggregate number of ADSs Rights to be issued hereunder.
          5. Preparation of ADS Rights Certificates. (a) the Company will cause ADS Rights Certificates to be prepared, in the form of the attached Exhibit A, for issuance to the Holders on the ADS Record Date. The Company authorizes the ADS Rights Agent to place the information set forth in (b) below upon each ADS Rights Certificates prior to the ADS Record Date and to destroy any ADS Rights Certificate which is not issued as a result of any transfer or assignment of all or a portion of the ADRs in respect of which it was prepared.
          (b) The ADS Rights Agent will cause to appear on each ADS Rights Certificate (i) the name and address of the Holder to whom such ADS Rights Certificate is issued, (ii) the number of ADS Rights to which such Holder is entitled, and (iii) the number of such ADS Rights Certificate.
          (c) The ADS Rights Agent, in connection with the original issuance of the ADS Rights Certificates, shall authenticate the ADS Rights Certificates by either the manual or the facsimile signature of a duly authorized signatory of the ADS Rights Agent.

          6. Issuance of ADS Rights Certificates. (a) On the date hereof or as soon as practicable thereafter (but in any event at least one business day prior to the ADS Record Date), (i) the Company or its U.S. counsel will advise the ADS Rights Agent in writing that the Registration Statement has been become effective, (ii) the Company will arrange for delivery by the Financial Printer of sufficient numbers of copies of the Company Notice, cover letters and instructions referred to below to the ADS Rights Agent, (iii) WilmerHale, U.S. counsel for the Company, will deliver to the ADS Rights Agent two original copies of their opinion to the effect that (A) the offering of ADS Rights and Rights to the holders of ADSs is covered by the Registration Statement, which Registration Statement has become effective in accordance with the Securities Act of 1933 and no stop order or investigatory proceeding with respect to the Registration Statement are pending or threatened under such Act, and (B) the delivery and deposit by the Company of New Shares against issuance of New ADSs is covered by the Company’s registration statement on Form F-6, which registration statement has been declared effective and no stop order or investigatory proceedings with respect to such registration statement are pending or threatened under the Securities Act of 1933; (iv) Freshfields Bruckhaus Deringer, German counsel to the Company, will deliver to the ADS Rights Agent two original copies of their opinion to the effect that (A) the New Shares, when subscribed and issued, will be validly issued, fully paid and non-assessable, (B) the Rights have been duly and validly authorized and issued by the Company and are nonassessable and free of any preemptive rights, and (C) this Agreement has been duly authorized, executed and delivered and constitutes a valid and legally binding obligation of the Company, and (v)                      [US counsel] will advise the ADS Rights Agent in writing with a memorandum detailing the ADS Rights Agent’s tax reporting requirements, if any, with respect to each of the ADS Rights and the form or forms, if any, which the ADS Rights Agent must use to report such ADS Rights.
          (b) As soon as practicable after the ADS Record Date and the Effective Date, the ADS Rights Agent will send by first class mail (without registration or insurance), to each Holder of ADRs on the ADS Record Date:
(A)	an ADS Rights Certificate evidencing the ADS Rights to which such Holder is entitled pursuant to the ADS Offering

(B)	a copy of the instructions relating to the exercise of the ADS Rights Certificate and indicating where the Prospectus can be accessed online, substantially in the form annexed hereto as Exhibit D; and

(C)	a return envelope addressed to the ADS Rights Agent for use by such Holder in connection with the exercise of such ADS Rights Certificates;
          (c) In the event that any ADS Rights Certificate is returned to the ADS Rights Agent for any reason and a proper delivery thereof cannot be effected, such ADS Rights Certificate will be held by the ADS Rights Agent and will be treated as unexercised.
          (d) Commencing upon the release of the Company’s quarterly financial results on or about July 29, 2009, up until 5 p.m. New York City time on July 30, 2009, the ADS Rights Agent will accept full withdrawals of previously exercised ADS Rights upon its receipt of a written notice of withdrawal from a person who has validly exercised ADS

Rights, which notice shall identify such person, indicate the total number of ADSs held by such person, the number of ADS rights exercised and the subscription price paid in respect thereof, and shall include a statement that such person is withdrawing its election to exercise all previously exercised subscription rights. Upon timely receipt of a duly executed and completed notice of withdrawal, the ADS Rights Agent will promptly return all subscription payments relating to the withdrawn ADS Rights (without interest) to the person entitled thereto, net of any currency exchange fees and subject to any currency exchange losses that may have been incurred in connection with any conversion of Euros into U.S. dollars that may be required in order to return such payments.
          (e) The Company authorizes the ADS Rights Agent to waive proof of authority to sign by individuals (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity). In the event that, prior to the Expiration Date, any person notifies the ADS Rights Agent that the ADS Rights Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the ADS Rights Agent will furnish to such person a form (a “Lost ADS Rights Certificate Form”) on which the ADS Rights Agent will indicate the name and address of the registered holder of the Lost ADS Rights Certificate, the number of such ADS Rights Certificate and the number of ADS Rights evidenced thereby. Upon payment by the claimant of such reasonable costs and expenses that may be incurred in connection therewith, and on such reasonable terms as to evidence and indemnity as the Company may reasonably require, the ADS Rights Agent will arrange for the issuance of a new ADS Rights Certificate to any person from whom it has received a duly executed and completed Lost ADS Rights Certificate Form prior to the Expiration Date provided, however, that such issuance may be delayed by the ADS Rights Agent, in its discretion, pending receipt of an indemnity from such person satisfactory to the Company and the ADS Rights Agent and confirmation that such lost ADS Rights Certificate has not been exercised.
          7. Exercise of ADS Rights. On or about [July 30], 2009, the ADS Rights Agent shall inform the Company of the number of ADS Rights which were not properly exercised by Holders.
          8. Acceptance of Subscriptions. (a) The Company hereby authorizes and directs the ADS Rights Agent to accept subscriptions for New ADSs on behalf of the Company upon payment of the Subscription Price and the exercise of ADS Rights Certificates in accordance with the terms thereof and hereof. The Company further authorizes the ADS Rights Agent to refuse to accept, in its discretion, any improperly completed or unexecuted ADS Rights Certificate. Notwithstanding the foregoing, without further authorization from the Company, the ADS Rights Agent shall accept, on or before the Expiration Date, except where otherwise specified, any of the following:
(i) any subscription effected in accordance with the terms of the ADS Rights Certificates and received by the ADS Rights Agent on or before the Expiration Date;

(ii) any subscription with respect to which a subscriber has failed to execute an ADS Rights Certificate in the manner provided by the terms thereof, provided that (A) the subscriber has indicated on such ADS Rights Certificate, or by written communication, the manner in which the subscriber wishes to subscribe and (B) proper payment has been made by such subscriber;
(iii) any subscription by payment of the Subscription Price accompanied by a check drawn on a U.S. bank, notwithstanding that such check may not be cleared prior to the Expiration Date, provided, however, that the ADS Rights Agent will not deliver the new ADRs evidencing the New ADSs to the subscribing party until such subscribing party’s check has cleared and provided, further, that in the event such party’s check does not clear, the ADS Rights Agent shall use its best efforts to sell such New ADSs to cover the payment for such subscription at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADS Rights Agent may allocate the proceeds of such sales for the account of the subscribers upon an averaged or other practicable basis without regard to any distinctions among such subscribers because of exchange restrictions or otherwise, and provided, further, that if such proceeds of sale are insufficient to cover the payment for such subscription, the Company shall indemnify the ADS Rights Agent against any losses it may incur in the event such check is not cleared by the paying bank. In connection with any funds advanced by the ADS Rights Agent pending clearance (or failure of clearance) of any checks, the Company shall reimburse, and pay, the ADS Rights Agent any and all of its expenses incurred in connection therewith plus interest on all funds advanced as if such advanced funds were in the form of a loan by the ADS Rights Agent to the Company.
(iv) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the subscriber, provided, that (a) the ADS Rights Certificate surrendered therewith has been duly executed by the subscriber, (b) the subscriber is the registered holder of such ADS Rights Certificate, (c) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADS Rights Agent, and is otherwise in order and (d) there is no evidence indicating that such check was delivered to the subscriber by the drawer thereof for any purpose other than the payment of the accompanying subscription;
(v) any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by such custodian, if the provisos set forth in clause (iv) above are satisfied; and
(vii) any subscription by an individual, (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the subscriber, if the provisos set forth in clause (iv) above are satisfied.
          (b) The Company authorizes the ADS Rights Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:
(i) the surrendered ADS Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder, provided that the New ADSs subscribed for are to be issued in the name of such registered holder;
(ii) the surrendered ADS Rights Certificate is registered in the name of a corporation and has been executed by an officer of such corporation, provided that the New ADSs subscribed for are to be issued in the name of such corporation;
(iii) the surrendered ADS Rights Certificate has been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that the New ADSs subscribed for are to be issued in the name of such registered holder; or
(iv) the surrendered ADS Rights Certificate is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent’s estate, provided that (a) such subscription is for not more than 50 New ADSs, (b) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent’s estate, (c) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADS Rights Agent, and is otherwise in order, and (d) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.
In all cases other than those described in clauses (i) through (iv) above, the ADS Rights Agent will be required to obtain all necessary proof of authority to sign in connection with subscriptions for New ADSs; provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, the ADS Rights Agent may obtain advice from the Company or its U.S. counsel as to whether any such subscriptions may be accepted and the ADS Rights Agent shall have no liability whatsoever in the event it acts in good faith in accordance with such advice nor shall the ADS Rights Agent be required to issue such New ADSs in the event it does not receive such advice from the Company prior to the Expiration Date and shall have no liability whatsoever for any such action.
          (c) The Company authorizes the ADS Rights Agent to accept customary letters of indemnification from Eligible Institutions with respect to non-conforming aspects of documents delivered in connection with subscriptions for New ADSs.
          9. Reports by ADS Rights Agent. (a) the ADS Rights Agent will advise the Company by letter or by facsimile transmission (i) on or about the Effective Date, as to the total number of ADSs outstanding and the total number of registered Holders of ADRs as of a recent date and (ii) on each business day in New York City during the period from July 21, 2009 through the Expiration Date on which subscriptions are effected, as to (a) the total number of New ADSs subscribed for as of the close of business on the previous business day pursuant to the exercise of ADS Rights Certificates and (b) the aggregate amount of funds received by the ADS Rights Agent in payment of such Subscriptions.

          (b) Not later than 5:00 P.M. (New York time) on                     , 2009, the ADS Rights Agent will (i) telex its custodian information concerning the number of ADSs subscribed, authorizing and instructing the custodian to complete, execute and deliver to the Share Rights Agent a Subscription Form (which may be done electronically through the [                    ] system) reflecting such information (and the information referred to in the next sentence) prior to 9:30 A.M. (                     time) no later than on                     , 2009; and (ii) pay the German Subscription Price for the number of Shares represented by such ADS for which payment was properly received.
          10. Subscription Price Payments. (a) The Subscription Price shall be tendered to the ADS Rights Agent by subscribers in U.S. dollars. Such payment must be received by the ADS Rights Agent no later than 5:00 P.M. on July 29, 2009. The Subscription Price to be collected by the ADS Rights Agent from subscribers shall be, per Holder, equal to 110% of the German Subscription Price converted into U.S. dollars at the noon buying rate for cable transfers in Euro as announced by the Federal Reserve Board for customs purposes on July [10], 2009. The ADS Rights Agent, as agent for the subscribers, will arrange to convert payments made on the basis of the Subscription Price from U.S. dollars into Euro for payment to the Share Rights Agent. The ADS Rights Agent will make the conversion from U.S. dollars into Euro on or about July [30], 2009. In the event that a payment of the Subscription Price made by a holder of ADS Rights in respect of his subscription, when converted into Euro, exceeds the German Subscription Price plus the issuance fees payable to the Depositary for the number of New ADSs subscribed for upon exercise of such ADS Rights and the expenses of the Depositary, the ADS Rights Agent shall, at the time it delivers New ADSs evidenced by ADRs, remit the excess in U.S. dollars (without interest) to the subscriber, provided, however, that the ADS Rights Agent shall not be obligated to return any funds to any subscriber or Holder unless the amount owing to such subscriber or Holder exceeds $20.00.
          (b) In the event that a payment of the Subscription Price made by a holder of ADS Rights in respect of his subscription, when converted into Euro, is less than the German Subscription Price plus the issuance fees payable to the Depositary for the number of New ADSs subscribed for upon exercise of such ADS Rights and the expenses of the Depositary, the ADS Rights Agent may sell such New ADSs subscribed for by such subscriber at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADS Rights Agent may allocate the proceeds of such sales for the account of the subscribers on an averaged or other practicable basis without regard to any distinctions among such subscribers because of exchange restrictions or otherwise, in an amount sufficient to cover such deficiency (including interest and expenses). In such event, the ADS Rights Agent will then send promptly any remaining New ADSs to such holder together with a check in the amount of excess proceeds, if any, from such sale provided, that, if the amount of such excess proceeds realized upon the sale of such holder’s ADRs is less than $20.00, such excess proceeds need not be distributed. The ADS Rights Agent shall have the full right to indemnity, reimbursement or otherwise as against the Company with respect to the amount of any deficiency.
          11. Issuance of New ADSs. The Company shall provide notice to the ADS Rights Agent that the allotment of New Shares has been made to the Depositary. As soon as practicable following receipt of notification from the Depositary’s Custodian that the New

Shares issued in respect of the New ADSs subscribed for pursuant to the ADS Offering have been delivered to the Custodian on behalf of the Depositary through the Clearstream system pursuant to the terms of the Deposit Agreement dealing with deposits of Shares, and in accordance with the terms of the Deposit Agreement, the Depositary shall commence preparing new ADRs (which may be in the form of Direct Registration Receipts) to evidence the New ADSs and deliver them to the ADS Rights Agent and the ADS Rights Agent will, if applicable, mail to each subscriber of New ADSs, in the manner specified by such subscriber, a new ADR certificate representing, or a Direct Registration System statement evidencing, the number of New ADSs for which such subscriber has subscribed. Each new ADR certificate or Direct Registration System statement, as the case may be, will be registered in the name specified by the subscriber on its surrendered ADS Rights Certificate.
          12. Supplies of Documents. The Company will cause the definitive forms of the Company Notice and such other items as are referred to in paragraph 6 above to be furnished to the ADS Rights Agent when the same become available. The ADS Rights Agent shall have no obligations hereunder to the extent it does not receive sufficient forms of such documents and items.
          13. Indemnification. The Company will indemnify the Depositary, in its capacities as ADS Rights Agent and Depositary, as well as its employees, directors, officers and agents against, defend and hold each of them harmless from, any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, or expenses (including without limitation reasonable attorney’s fees and expenses) (each, a “Loss”, collectively “Losses”) which may be paid, incurred or suffered by any of them, or to which any of them may become subject, arising out of or incident to this Agreement, or which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified or supplemented from time to time, or the administration of any duties hereunder, or arising out of or incident to compliance with the instructions set forth herein or with any instructions delivered pursuant hereto, or as a result of defending against any claim or liability resulting from such party’s actions hereunder; provided, however that none of them shall be entitled to indemnification for any Loss arising out of its gross negligence or willful misconduct. The obligations set forth in this Section 13 shall survive the termination of this Agreement and the succession of substitution of any indemnified person.
          14. Limitation of Duties and Liabilities
          (a) The ADS Rights Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement against the ADS Rights Agent.
          (b) The ADS Rights Agent makes no, and will not be deemed to have made any, representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any securities or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.
          (c) The ADS Rights Agent shall not be obligated to commence or voluntarily participate in any suit, action or proceeding arising or related to this Agreement.

          (d) The ADS Rights Agent shall not be liable or responsible for any of the statements of fact or recitals contained in this Agreement, any document relating to the ADS Rights or Rights, or any other document or security delivered to it in connection with this Agreement, and shall not be required to, and shall not, verify or determine the correctness, validity or accurateness of any such statements or recitals contained therein.
          (e) The ADS Rights Agent may rely upon and comply with, and shall incur no liability for relying upon and complying with, any certificate, instrument, opinion of counsel, notice, letter, resolution, telegram, records, waiver, consent, order, certificate, or other paper, document, instrument or security delivered to it believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
          (f) The ADS Rights Agent will be entitled to rely upon any instructions or directions furnished to it by the Company, and to apply to the Company for advice or instructions in connection with its duties, and (i) will be entitled to treat as genuine, and as the document it purports to be, any letter or other document or instrument furnished to it by such individuals and (ii) shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the ADS Rights Agent for written instructions from the Company may, at the option of the ADS Rights Agent, set forth in writing any action proposed to be taken or omitted by the ADS Rights Agent under this Agreement and the date on/or after which such action shall be taken or such omission shall be effective. The ADS Rights Agent shall not be liable for any action taken by, or omission of, the ADS Rights Agent in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the ADS Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.
          (g) The ADS Rights Agent may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and ADS Rights Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed, instructed and supervised with due care by it hereunder.
          (h) The ADS Rights Agent shall not be liable for any Losses or action taken or omitted or for any loss or injury resulting from its or its agents actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses directly caused by such conduct. In no event shall the ADS Rights Agent be liable for (i) acting in accordance with the instructions from the Company or the Company’s counsel or any agent appointed by the Company to act on behalf of Company, (ii) indirect, special, consequential or punitive damages, for lost profits, or for loss of business, or (iii) any Losses due to forces beyond the control of the ADS Rights Agent or its agents, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the ADS Rights Agent and each of its agents with respect to, arising from or arising in connection with this Agreement or from any and all services provided or omitted to be provided hereunder, whether in contract, tort or otherwise, is limited to, and shall not exceed, the fee compensation received by the ADS Rights Agent specifically for providing the rights agency services hereunder.
          (i) The ADS Rights Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury resulting from its actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses caused by such conduct.
          (j) The ADS Rights Agent shall escheat any property held by the ADS Rights Agent in accordance with applicable law.
          15. Dealing in Securities. The ADS Rights Agent, any affiliate thereof, and any shareholder, director, officer or employee of the ADS Rights Agent or its affiliates may buy, sell or deal in any of securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the ADS Rights Agent were not the ADS Rights Agent under this Agreement. Nothing herein shall preclude the ADS Rights Agent from acting in any other capacity for the Company or for any other legal entity.
          16. Compensation of ADS Rights Agent. In consideration for the services to be rendered herein, the Company shall compensate the ADS Rights Agent in accordance with and pursuant to a written Fee Schedule as shall be agreed upon by the Company and the ADS Rights Agent from time to time, but in any event prior to the ADS Rights Agent having any obligations to distribute New ADSs, plus the ADS Rights Agent’s disbursements, charges and out-of-pocket expenses and counsel fees and expenses incurred in connection with the preparation and execution of this Agreement and the services rendered hereunder. No provision of this Agreement shall require the ADS Rights Agent to expend or risk the ADS Rights Agent’s own funds or otherwise incur any financial liability in the performance of any of the ADS Rights Agent’s duties hereunder or in the exercise of the ADS Rights Agent’s rights.
          17. Governing Law; Jurisdiction; Certain Waivers. (a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. All actions and proceedings brought by the ADS Rights Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the ADS Rights Agent. All actions and proceedings brought by the Company against the ADS Rights Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York.
     (b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

          19. Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.
          20. Representations and Warranties.
          The Company hereby represents, warrants and covenants that:
          (a) The Company is a corporation duly organized and validly existing under the laws of the Federal Republic of Germany.
          (b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all ADS Rights to be issued and delivered hereunder have been registered with the Securities and Exchange Commission, and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.
          21. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.
          22. No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.
          23. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

INFINEON TECHNOLOGIES AG

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

RIGHTS CERTIFICATE #: NUMBER OF RIGHTS THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED JULY 16, 2009 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE at www.sec.gov and www.infineon.com. Infineon Technologies AG ADRs NON — TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE Evidencing Non — Transferable Subscription Rights to Purchase American Depositary Shares (ADS) of Infineon Technologies AG. Subscription Price: $2.99 per ADS THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON July 29, 2009, UNLESS EXTENDED BY THE COMPANY REGISTERED OWNER: THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of non-transferable subscription rights (“Rights”) set forth above. For every nine Rights the holder may subscribe for and purchase four ADSs of Infineon Technologies AG, each representing one ordinary share of Infineon Technologies AG, at a subscription price of $2.99 per ADS (the “Basic Subscription Right”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and the notice from Deutsche Bank Trust Company Americas as Depositary Bank (the Depositary Bank) accompanying this Subscription Rights Certificate. The Rights represented by this Subscription Rights Certificate may be exercised by completing Form 1 and any other appropriate forms on the reverse side hereof and by returning the full payment of the subscription price for each ADS of infineon Technologies AG in accordance with the “Instructions from the Depositary Bank and the Prospectus. This Subscription Rights Certificate is not valid unless countersigned by the subscription agent and registered by the registrar. Dated: July , 2009

DELIVERY OPTIONS FOR SUBSCRIPTION RIGHTS CERTIFICATE Delivery other than in the manner or to the addresses listed below will not constitute valid delivery. If delivering by mail or overnight If delivering by hand: American courier: American Stock Transfer & Stock Transfer & Trust Company Attn: Trust Company Operations Center Reorganization Department 59 Maiden Attn: Reorganization Department 6201 Lane New York, New York 10038 15th Avenue Brooklyn, New York 11219 PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.FORM 1-EXERCISE OF SUBSCRIPTION RIGHTS To subscribe for ADS pursuant to your Basic Subscription Right, please complete lines (a) and (b) and sign under Form 4 below. (a) EXERCISE OF BASIC SUBSCRIPTION RIGHT: Number of Rights issued on whole number of ADS (1 ADS Right for each ADS held on record date) and must be exercised in multiples of nine (9). Rights to exercise, ___divided by nine (9) = This number multiplied by 4 = new ADS This number rounded down to nearest whole new ADS = ___I apply for shares x $ 3.29 = $ ___(no. of new ADS) (subscription price) (amount enclosed) (b) Total Amount of Payment Enclosed = $ ___METHOD OF PAYMENT (CHECK ONE) ☐ Check or bank draft drawn on a U.S. bank, or postal telegraphic or express. ☐ Money order payable to “American Stock Transfer & Trust Company, as Subscription Agent.” Funds paid by an uncertified check may take at least five business days to clear. ☐ Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # American Stock Transfer FBO Infineon Rights, with reference to the rights holder’s name. NON-TRANSFERABLE FORM 2-DELIVERY TO DIFFERENT ADDRESS If you wish for the Infineon ADS underlying your subscription rights, to be delivered to an address different from that shown on the face of this Subscription Rights Certificate, please enter the alternate address below, sign under Form 4 and have your signature guaranteed under Form 5. ___FORM 3-SIGNATURE TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus. Signature(s): _ IMPORTANT: The signature(s) must correspond with the name(s) as printed on the reverse of this Subscription Rights Certificate in every particular, without alteration or enlargement, or any other change whatsoever. FORM 4-SIGNATURE GUARANTEE Signature Guaranteed: (Name of Bank or Firm) By: (Signature of Officer) IMPORTANT: The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15. ~S.CONT FOR INSTRUCTIONS ON THE USE OF THE INFINEON ADS SUBSCRIPTION RIGHTS CERTIFICATES, CONSULT AMERICAN STOCK TRANSFER AT TOLL FREE 877-248-6417 or 718-921-8317 FOR INTERNATIONAL CALLERS